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Exhibit 99.1

Dex Media East LLC Reports Financial Results
For Third Quarter 2003

Dex Media East Voluntarily Pays Down $40 Million of Debt in Third Quarter,
Bringing Total Debt Repayment to $200 Million Since Acquisition

        DENVER—November 13, 2003—Dex Media East LLC ("Dex Media East") today announced results for its third quarter ended September 30, 2003. Dex Media East is the official, exclusive directory publisher for Qwest Communications International Inc., operating under the market brand QwestDex in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico (including El Paso, Texas), North Dakota and South Dakota.

        Dex Media East reported Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA*") of $98.0 million for the third quarter of 2003. EBITDA, as adjusted to exclude the effects of purchase accounting ("EBITDA, as adjusted*"), for the third quarter was $102.0 million. The Company also reported a third quarter net loss of $3.4 million.

        Dex Media East reported revenue of $175.3 million for the third quarter of 2003. Excluding the effects of purchase accounting, revenue was $180.7 million compared to $173.8 million for the same period in 2002. The Company also reported voluntary repayments under its credit facility in the quarter of $40 million, bringing the total to $200 million since the acquisition from Qwest Dex, Inc. on November 8, 2002.

        "Effective marketing and sales efforts in a challenging economy resulted in another quarter of positive revenue growth," said George Burnett, president and CEO of Dex Media East. "Our spending for the quarter was consistent with our plan to complete the transition from Qwest. As a result, we continued to generate strong cash flow that enabled us to repay significant amounts of debt."

        The Company's third quarter net loss of $3.4 million compares to net income of $46.6 million for the third quarter of 2002. Included in the net loss is interest expense (net) of $47.3 million compared to $24.0 million in 2002 and depreciation and amortization expense of $56.3 million compared to $2.6 million in 2002. The 2003 net loss also includes a tax benefit of $2.2 million compared to tax expense of $31.5 million in 2002.

Operating Results

        As a result of the acquisition of Dex Media East's operations from Qwest Dex, Inc., results for 2003 are not comparable to 2002 due to purchase accounting, interest from acquisition debt and incremental stand-alone costs.

        The acquisition has been accounted for under the purchase method of accounting in accordance with Generally Accepted Accounting Principles ("GAAP"). Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition date were not carried over to Dex Media East's balance sheet. The impact of this non-cash adjustment was to reduce third quarter revenue and cost of revenue by $5.4 million and $1.4 million, respectively.

        Dex Media East reported third quarter 2003 revenue of $175.3 million compared to $173.8 million for the same quarter last year. Excluding the effects of purchase accounting, revenue for the quarter would have been $180.7 million, a 4.0 percent increase over the same quarter last year. Growth is due primarily to local sales.

        Revenue for the nine months ended September 30, 2003 was $492.4 million compared to $515.8 million for the same period in 2002. Excluding the effects of purchase accounting, year-to-date 2003 revenue would have been $536.1 million, a 3.9 percent increase over the same period in 2002.

        General and administrative expense was $24.4 million for the third quarter 2003 compared to $17.8 million for the same period in 2002. The increase is generally due to incremental stand-alone costs, including increases in salaries and wages of $4.7 million related to additional employees in information technology, finance and human resources; an increase in professional services costs of $4.2 million; and the absence of pension credits, which were generated in 2002 from Qwest's overfunded pension plan. In addition, bad debt expense increased by $0.7 million for the three months ended September 30, 2003, compared to the same period in 2002. Partially offsetting these increased expenses are lower charges for office and facilities expenses.

        General and administrative expense was $71.6 million for the nine months ended September 30, 2003 compared to $42.2 million for the same period in 2002. "This increase is primarily due to the costs of becoming a stand-alone company, along with the absence of pension credits, and is consistent with the plan we have communicated since the acquisition," said Robert Neumeister, CFO of Dex Media East.

        Consistent with its commitment under the original financing arrangements, Dex Media East has incurred one-time, non-operating financing expenses associated with the acquisition of Dex Media West, LLC ("Dex Media West"). For the third quarter, EBITDA, as adjusted*, was $102.0 million and includes $2.9 million of these one-time financing fees. For the nine months ended September 30, 2003 the Company reported EBITDA, as adjusted*, of $294.4 million as compared to EBITDA of $318.1 million for the same period in 2002. EBITDA, as adjusted*, for the nine-months ended September 30, 2003, includes $11.7 million in these one-time financing fees.

* Non-GAAP financial measures

        In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media East also discloses EBITDA and EBITDA, as adjusted*, which are non-GAAP measures. Management believes that providing this additional information to investors regarding Dex Media East's ability to meet debt service, capital expenditures and working capital requirements enables investors to better assess and understand operating performance. Dex Media East does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define the measures differently.

        The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted*, is net income (loss). EBITDA and EBITDA, as adjusted*, are reconciled to net income (loss) as follows (in millions):

	For the Three Months Ended Sept. 30		For the Nine Months Ended Sept. 30
	2003	2002	2003	2002
Net (loss) income	$(3.4)	$46.6	$(31.2)	$141.9
Depreciation and amortization	56.3	2.6	168.8	8.2
Interest expense—net	47.3	24.0	145.2	71.9
Income tax (benefit) provision	(2.2)	31.5	(20.8)	96.1

EBITDA	$98.0	$104.7	$262.0	$318.1
Effects of purchase accounting:
Revenue	$5.4	—	$43.7	—
Cost of revenue	(1.4)	—	(11.3)	—

EBITDA, as adjusted	$102.0	$104.7	$294.4	$318.1

Other Financial and Operational Highlights

        Third quarter 2003 highlights include:

  •
  The Company's indirect parent, Dex Media, Inc., completed the acquisition of the directory business of Dex Media West in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming on September 9, 2003. As a result, Dex Media is now the world's largest privately-owned incumbent directory company (through its operating subsidiaries Dex Media East and Dex Media West).

  •
  In connection with the acquisition of Dex Media West, Dex Media East incurred additional borrowings of $160.0 million pursuant to the delayed draw portion of its tranche A term loan facility and received an additional $50.0 million cash equity contribution from its equity holders. Dex Media East contributed the $210.0 million aggregate proceeds to Dex Media in the form of a dividend that was used to fund a portion of the Dex Media West purchase price.

  •
  New products, including awareness products, White Pages advertising, Internet products and bilingual directories, continue to drive incremental revenue. Bilingual directories within Dex Media East, for example, are generating more than $2.0 million in incremental revenue in their first-year campaigns.

  •
  Dex Media East continued to make significant progress in establishing stand-alone capability, including a substantial replacement of the Company's Human Resources systems and a complete replacement of the Company's Finance systems, implemented at the end of the third quarter.

  •
  Negotiations with the CWA, which took place in September and October, and concluded on October 16, 2003, resulted in a tentative agreement on a new three-year contract, subject to ratification.

Third Quarter Conference Call

        A conference call will be held Thursday, November 13, 2003, at 11 a.m. Eastern Standard Time. The domestic dial-in number is 800-905-0392 and the international number is 785-832-0301. Dex Media is the password. Please call 10 minutes in advance to facilitate an on-time start. The call will be broadcast on Dex Media East's web site at www.dexmedia.com.

        Please note:    All statements made by Dex Media East officers on this call are the property of Dex Media East and subject to copyright protection. Recording of the call is prohibited without the express written consent of Dex Media East.

About Dex Media East

        Dex Media East provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions. As the official, exclusive publisher for Qwest Communications International Inc., Dex Media East published 152 directories in Colorado, Iowa, Minnesota, Nebraska, New Mexico (including El Paso, Texas), North Dakota and South Dakota in 2002. As the sixth largest U.S. directory publisher, Dex Media East distributes 19 million print directories, reaching customers with accurate, complete and trusted information. Our information is also available online at qwestdex.com and on CD-ROM.

Safe Harbor for Forward-Looking and Cautionary Statements

        Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The following important factors could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers; changes in interest rates or a reduction in the Company's cash flow that could impair the Company's ability to service its debt obligations; the Company's high level of indebtedness; and risks related to the start-up of new directories and media services.

        Other factors which could materially affect such forward-looking statements can be found in the Company's Registration Statement on Form S-4, including the risk factors. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact: Pat Nichols 303-784-1555 pat.nichols@dexmedia.com	Investor Contact: Brooke Martellaro 303-784-1197 brooke.martellaro@dexmedia.com

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  Exhibit 99.1
Dex Media East LLC Reports Financial Results For Third Quarter 2003